Exhibit 3.2
BYLAWS
OF
NORTHROP GRUMMAN CORPORATION
(A Delaware Corporation)
ARTICLE I
OFFICES
     Section 1.01 Registered Office. The registered office of Northrop Grumman Corporation (the “Corporation”) in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent at that address shall be The Corporation Trust Company.
     Section 1.02 Principal Executive Office. The principal executive office of the Corporation shall be located at 1840 Century Park East, Los Angeles, California 90067. The Board of Directors of the Corporation (the “Board of Directors”) may change the location of said principal executive office.
     Section 1.03 Other Offices. The Corporation may also have an office or offices at such other place or places, either within or without the State of Delaware, as the Board of Directors may from time to time determine or as the business of the Corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
     Section 2.01 Annual Meetings. The annual meeting of stockholders of the Corporation shall be held on such date and at such time as the Board of Directors shall determine. At each annual meeting of stockholders, directors shall be elected in accordance with the provisions of Section 3.04 hereof and any proper business may be transacted in accordance with the provisions of Section 2.06 and Section 2.08 hereof.
     Section 2.02 Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by a majority of the Board of Directors or by the Chairman of the Board. Special meetings may not be called by any other person or persons. Each special meeting shall be held at such date and time as is requested by the person or persons calling the meeting, within the limits fixed by law.
     Section 2.03 Place of Meetings. Each annual or special meeting of stockholders shall be held at such location as may be determined by the Board of Directors or, if no such determination is made, at such place as may be determined by the Chairman of the Board. If no location is so determined, any annual or special meeting shall be held at the principal executive office of the Corporation.
     Section 2.04 Notice of Meetings. Unless otherwise required by law, written notice of each annual or special meeting of stockholders stating the date and time when, and the place where, it is to be held shall be given to stockholders entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. The purpose or purposes for which the meeting is called may, in the case of an annual meeting, and shall, in the case of a special meeting, also be stated. If mailed, notice is given when it is deposited in the United States mail, postage prepaid, directed to a stockholder at his address as it shall appear on the stock books of the Corporation.
     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.
     Section 2.05 Conduct of Meetings. All annual and special meetings of stockholders shall be conducted in accordance with such rules and procedures as the Board of Directors may determine subject to the requirements of applicable law and, as to matters not governed by such rules and procedures, as the chairman of such meeting shall determine. The chairman of any annual or special meeting of stockholders shall be either the Chairman of the Board or any person designated by the Chairman of the Board. The Secretary, or in the absence of the Secretary, a person designated by the chairman of the meeting, shall act as secretary of the meeting.
     Section 2.06 Notice of Stockholder Business and Nominations. Nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s proxy materials with respect to such meeting, (b) by or at the direction of the Board or (c) by any stockholder of record of the Corporation (the “Record Stockholder”) at the time of the giving of the notice required in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section. For the avoidance of doubt, the foregoing clause (c) shall be the exclusive means for a stockholder to bring nominations and the foregoing business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)) before an annual meeting of stockholders.
     For nominations or business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of the foregoing paragraph, (1) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (2) any such business must be a proper matter for stockholder action under applicable law, and (3) the Record Stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with the representations set forth in the Solicitation Statement required by these Bylaws. To be timely, a Record Stockholder’s notice shall be received by the Secretary at the principal executive offices of the Corporation not less than 90 or more than 120 days prior to the one-year anniversary (the “Anniversary”) of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the annual meeting is convened more than 30 days prior to or delayed by more than 30 days after the Anniversary of the preceding year’s annual meeting, notice by the Record Stockholder to be timely must be so received not later than the close of business on the later of (i) the 135th day before such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least 10 days before the last day a Record Stockholder may deliver a notice of nomination in accordance with the preceding sentence, a Record Stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation. In no event shall an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described herein.
     Such Record Stockholder’s notice shall set forth:
     (a) if such notice pertains to the nomination of directors, as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director (i) all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serve as a director if elected, and (ii) a statement whether such person, if elected, intends to tender, promptly following such person’s election, an irrevocable resignation effective upon such person’s failure to receive the required vote for reelection at any future meeting at which such person would face reelection and upon acceptance of such resignation by the Board of Directors, in accordance with the Corporation’s Principles of Corporate Governance;
     (b) as to any business that the Record Stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such Record Stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and
     (c) as to the (1) Record Stockholder giving the notice and (2) the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “party”)
     (i) the name and address of each such party, as they appear on the Corporation’s books;
     (ii) the class, series and number of shares of the Corporation that are owned beneficially and of record by each such party (which information set forth in this paragraph shall be supplemented by such stockholder or such beneficial owner, as the case may be, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date);

     (iii) any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act; and
     (iv) a statement whether or not each such party will deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to carry the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by the Record Stockholder or the beneficial holder, as the case may be, to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, a “Solicitation Statement”).
     Only persons nominated in accordance with the procedures set forth in this Section 2.06 shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.
     Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the person or persons calling the meeting in accordance with Section 2.02. The notice of such special meeting shall include the purpose for which the meeting is called. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected (a) by or at the direction of the Board or (b) by any stockholder of record of the Corporation at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers a written notice to the Secretary setting forth the information set forth in clauses (a) and (c) of the third paragraph of Section 2.06 of this Article II. Nominations by stockholders of persons for election to the Board may be made at such a special meeting of stockholders only if such stockholder’s notice required by the preceding sentence shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 135th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall an adjournment of a special meeting commence a new time period for the giving of a record stockholder’s notice. A person shall not be eligible for election or reelection as a director at a special meeting unless the person is nominated (i) by or at the direction of the Board of Directors or (ii) by a record stockholder in accordance with the notice procedures set forth in this Section 2.06.
     For purposes of this section, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
     Notwithstanding the foregoing provisions of this Section 2.06, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2.06. Nothing in this Section 2.06 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
     Section 2.07 Quorum. At any meeting of stockholders, the presence, in person or by proxy, of the holders of record of a majority of the voting power of the shares then issued and outstanding and entitled to vote at the meeting shall constitute a quorum for the transaction of business. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to the vote on that matter. In the absence of a quorum, the chairman of the meeting may adjourn the meeting from time to time. At any reconvened meeting following such an adjournment at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting.
     Section 2.08 Votes Required. When a quorum is present at a meeting, a matter submitted for stockholder action shall be approved if the votes cast “for” the matter exceed the votes cast “against” such matter, unless a greater or different vote is required by statute, any applicable law or regulation (including the applicable rules of any stock exchange), the rights of any authorized class of stock, the Certificate of Incorporation of the Corporation (the “Certificate”) or these Bylaws. Unless the Certificate or a resolution of the Board of Directors adopted in connection with the issuance of shares of any class or series of stock provides for a greater or lesser number of votes per share, or limits or denies voting rights, each outstanding share of stock, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.
     Section 2.09 Proxies. A stockholder may vote the shares owned of record by him either in person or by proxy in any manner permitted by law, including by execution of a proxy in writing or by telex, telegraph, cable, facsimile or electronic transmission) by the stockholder himself or by his duly authorized officer, director, employee or agent. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
     Section 2.10 Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual meeting or special meeting of stockholders of the Corporation, unless the Board of Directors authorizes such action to be taken by the written consent of the holders of outstanding shares of stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided all other requirements of applicable law and the Certificate have been satisfied.
     Section 2.11 List of Stockholders. The Secretary of the Corporation shall prepare and make (or cause to be prepared and made), at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of, and the number of shares registered in the name of, each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting in the manner provided by Section 219 of the Delaware General Corporation Law (the “DGCL”) (or any successor provision thereof). The list shall also be produced and kept at the time and place of the meeting during the duration thereof, and may be inspected by any stockholder who is present.
     Section 2.12 Inspectors of Election. In advance of any meeting of stockholders, the Board of Directors may appoint Inspectors of Election to act at such meeting or at any adjournment or adjournments thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If such Inspectors are not so appointed or fail or refuse to act, the chairman of any such meeting may (and, to the extent required by law, shall) make such an appointment. The number of Inspectors of Election shall be one (1) or three (3). If there are three (3) Inspectors of Election, the decision, act or certificate of a majority shall be effective and shall represent the decision, act or certificate of all. No such Inspector need be a stockholder of the Corporation.
     The Inspectors of Election shall have such duties and responsibilities as required under Section 231 of the DGCL (or any successor provision thereof).
ARTICLE III
DIRECTORS
     Section 3.01 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
     Section 3.02 Number. Except as otherwise fixed pursuant to the provisions of Section 2 of Article Fourth of the Certificate in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, par value One Dollar ($1.00) per share of the Corporation (“Preferred Stock”), the Board of Directors shall consist of twelve (12) authorized directorships.
     Section 3.03 Independent Directors. At least sixty percent (60%) of the members of the Board of Directors of the Corporation shall at all times be “Independent Directors”, which term is hereby defined to mean:
     1. A director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law, brother- and sister-in-law and anyone, other than a domestic employee, sharing the director’s home) is an executive officer of the Company, would not be independent until three years after the end of such relationship.

     2. A director who receives, or whose immediate family member receives as an executive officer of the Company, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service) would not be independent until three years after ceasing to receive such amount.
     3. A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company would not be independent until three years after the end of the affiliation or the employment or auditing relationship.
     4. A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on the other company’s compensation committee would not be independent until three years after the end of such service or employment relationship.
     5. A director who is an executive officer or an employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, would not be independent until three years after falling below such threshold.
     6. A director who has or has had within the prior three years, a relationship with the Company that the Board of Directors deems material.
     Section 3.04 Election and Term of Office. Except as provided in Section 3.07 hereof and subject to the right to elect additional directors under specified circumstances which may be granted, pursuant to the provisions of Section 2 of Article Fourth of the Certificate, to the holders of any class or series of Preferred Stock, directors shall be elected by the stockholders of the Corporation for a term expiring at the annual meeting of stockholders following their election. A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with Section 2.06 of these Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth day before the Corporation first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.
     Section 3.05 Election of Chairman of the Board. At the Organizational Meeting (as defined below) immediately following the annual meeting of stockholders, the directors shall elect a Chairman of the Board from among the directors who shall hold office until his successor shall have been elected or until his earlier resignation or removal as Chairman or as a director. Any vacancy in such office may be filled by the Board of Directors.

     Section 3.06 Removal. Subject to the right to elect directors under specified circumstances which may be granted pursuant to Section 2 of Article Fourth of the Certificate to the holders of any class or series of Preferred Stock, any director may be removed from office only as provided in Article Tenth of the Certificate.
     Section 3.07 Vacancies and Additional Directorships. Except as otherwise provided pursuant to Section 2 of Article Fourth of the Certificate in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for a term that shall end at the first annual meeting following his or her election and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     Section 3.08 Meetings. Promptly after, and on the same day as, each annual election of directors by the shareholders, the Board shall, if a quorum be present, meet in a meeting (the “Organizational Meeting”) to elect a chairman, appoint members of the standing committees of the Board, elect officers of the Corporation and conduct other business as appropriate. Additional notice of such meeting need not be given if such meeting is conducted promptly after the annual meeting to elect directors and if the meeting is held in the same location where the election of directors was conducted. Regular meetings of the Board shall be held at such times and places as the Board shall determine and as shall be publicized among all directors. A notice of each regular meeting shall not be required. A special meeting of the Board may be called by the Chairman of the Board, the Chief Executive Officer or a majority of the directors then in office and shall be held at such place, on such date and at such time as he or she or they may fix. Notice of special meetings shall be either (i) mailed to each director at least five days before the meeting, addressed to the director’s usual place of business or to his or her residence address or to an address specifically designated by the director or (ii) given by telephone, telegraph, telex, facsimile or electronic transmission not less than twenty-four hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a meeting of the Board.
     Section 3.09 Quorum. At all meetings of the Board of Directors, directors constituting a majority of the fixed number of directors shall constitute a quorum for the transaction of business. In the absence of a quorum, the directors present, by majority vote and without notice or waiver thereof, may adjourn the meeting to another date, place and time. At any reconvened meeting following such an adjournment at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.
     Section 3.10 Votes Required. Except as otherwise required by applicable law, the Certificate or these Bylaws, the vote of a majority of the directors present at a meeting duly held at which a quorum is present shall be sufficient to pass any measure.

     Section 3.11 Place and Conduct of Meetings. Other than the Organizational Meeting, each meeting of the Board of Directors shall be held at the location determined by the person or persons calling such meeting. At any meeting of the Board or Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine. The chairman of any regular or special meeting shall be the Chairman of the Board, or in his absence a person designated by the Board of Directors. The Secretary, or in the absence of the Secretary a person designated by the chairman of the meeting, shall act as secretary of the meeting.
     Section 3.12 Fees and Compensation. Directors shall be paid such compensation as may be fixed from time to time by resolutions of the Board of Directors. Compensation may be in the form of an annual retainer fee or a fee for attendance at meetings, or both, or in such other form or on such basis as the resolutions of the Board of Directors shall fix. Directors shall be reimbursed for all reasonable expenses incurred by them in attending meetings of the Board of Directors and committees appointed by the Board of Directors and in performing compensable extraordinary services. Nothing contained herein shall be construed to preclude any director from serving the Corporation in any other capacity, such as an officer, agent, employee, consultant or otherwise, and receiving compensation therefor.
     Section 3.13 Committees of the Board of Directors. The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.
     Section 3.14 Meetings of Committees. Each committee of the Board of Directors shall fix its own rules of procedure and shall act in accordance therewith, except as otherwise provided herein or required by applicable law and any resolutions of the Board of Directors governing such committee. A majority of the members of each committee shall constitute a quorum thereof, except that when a committee consists of one (1) or two (2) members then one (1) member shall constitute a quorum.
ARTICLE IV
OFFICERS
     Section 4.01 Designation, Election and Term of Office. The Corporation shall have a Chairman of the Board and/or a President either of whom may be designated Chief Executive Officer by the Board of Directors, such Vice Presidents (each of whom may be assigned by the Board of Directors or the Chief Executive Officer an additional title descriptive of the functions assigned to him as the Board of Directors deems appropriate, a Secretary and a Treasurer. These officers shall be elected annually by the Board of Directors at the Organizational Meeting

immediately following the annual meeting of stockholders, and each such officer shall hold office until a successor is elected or until his earlier resignation, death or removal. Any vacancy in any of the above offices may be filled for an unexpired portion of the term by the Board of Directors at any meeting thereof. The Chief Executive Officer may, by a writing filed with the Secretary, designate titles for employees and agents, as, from time to time, may appear necessary or advisable in the conduct of the affairs of the Corporation and, in the same manner, terminate or change such titles.
     Section 4.02 Chairman of the Board. The Board of Directors shall designate the Chairman of the Board from among its members. The Chairman of the Board of Directors shall preside at all meetings of the Board, and shall perform such other duties as shall be delegated to him by the Board.
     Section 4.03 President. The President shall perform such duties and have such responsibilities as may from time to time be delegated or assigned to him by the Board of Directors or the officer designated as the Chief Executive Officer.
     Section 4.04 Chief Executive Officer. The Board of Directors shall designate either the Chairman of the Board or the President to be the Chief Executive Officer of the Corporation. Subject to the direction of the Board, the Chief Executive Officer shall be responsible for the general supervision, direction and control of the business and affairs of the Corporation.
     Section 4.05 Chief Financial Officer. The Chief Financial Officer of the Corporation shall be responsible to the Chief Executive Officer for the management and supervision of all financial matters and to provide for the financial growth and stability of the Corporation. He shall attend all regular meetings of the Board of Directors and keep the directors currently informed concerning all significant financial matters that could impact upon the business or affairs of the Corporation. He shall also perform such additional duties as may be assigned to him from time to time by the Board of Directors or the Chief Executive Officer.
     Section 4.06 Executive Vice Presidents, Senior Vice Presidents and Vice Presidents. Executive vice presidents, senior vice presidents and vice presidents of the Corporation that are elected by the Board of Directors shall perform such duties as may be assigned to them from time to time by the Chief Executive Officer.
     Section 4.07 Chief Legal Officer. The Chief Legal Officer of the Corporation shall be the General Counsel who shall be responsible to the Chief Executive Officer for the management and supervision of all legal matters. The General Counsel shall attend all regular meetings of the Board of Directors and shall keep the directors currently informed concerning all significant legal matters, particularly those involving important business, legal, moral or ethical issues that could impact upon the business or affairs of the Corporation.
     Section 4.08 Secretary. The Secretary shall keep the minutes of the meetings of the stockholders, the Board of Directors and all committee meetings. The Secretary shall be the custodian of the corporate seal and shall affix it to all documents which he is authorized by law or the Board of Directors to sign and seal. The Secretary also shall perform such other duties as may be assigned from time to time by the Board of Directors or the Chief Executive Officer.

     Section 4.09 Treasurer. The Treasurer shall be accountable to the Senior Vice President, Finance, and shall perform such duties as may be assigned to the Treasurer from time to time by the Board of Directors or the Senior Vice President, Finance.
     Section 4.10 Appointed Officers. The Board of Directors or the Chief Executive Officer may appoint one or more Corporate Staff Vice Presidents, officers of groups or divisions or assistant secretaries, assistant treasurers and such other assistant officers as the business of the Corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as may be specified from time to time by the Board of Directors or the Chief Executive Officer.
     Section 4.11 Absence or Disability of an Officer. In the case of the absence or disability of an officer of the Corporation the Board of Directors, or any officer designated by it, or the Chief Executive Officer may, for the time of the absence or disability, delegate such officer’s duties and powers to any other officer of the Corporation.
     Section 4.12 Officers Holding Two or More Offices. The same person may hold any two or more of the above-mentioned offices. However, no officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument is required by law, by the Certificate or by these Bylaws, to be executed, acknowledged or verified by any two or more officers.
     Section 4.13 Compensation. The Board of Directors shall have the power to fix the compensation of all officers and employees of the Corporation.
     Section 4.14 Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, to the Chief Executive Officer, or to the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein unless otherwise determined by the Board of Directors. The acceptance of a resignation by the Corporation shall not be necessary to make it effective.
     Section 4.15 Removal. Any officer of the Corporation may be removed, with or without cause, by the Board of Directors. Any assistant officer of the Corporation may be removed, with or without cause, by the Chief Executive Officer, or by the Board of Directors.
     Section 4.16 Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer, employee or agent, notwithstanding any provisions hereof.
ARTICLE V
INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS
     Section 5.01 Right to Indemnification. Each person who was or is made a party, or is threatened to be made a party, to any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that (i) he or she is or was a director, officer, employee, or agent of the Corporation (hereinafter an “indemnitee”) or (ii) he or she is or was serving at the request of the Board of Directors or an executive officer (as such term is defined in Section 16 of the Exchange Act) of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, or by other applicable law as then in effect, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith. The right to indemnification provided by this Article shall apply whether or not the basis of such proceeding is alleged action in an official capacity as such director, officer, employee or agent or in any other capacity while serving as such director, officer, employee or agent. Notwithstanding anything in this Section 5.01 to the contrary, except as provided in Section 5.03 of this Article with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Corporation.
     Section 5.02 Advancement of Expenses. The right to indemnification conferred in Section 5.01 shall include the right to have the expenses incurred in defending or preparing for any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”) paid by the Corporation; provided, however, that if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is to be rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking containing such terms and conditions, including the requirement of security, as the Board of Directors deems appropriate (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise. The Corporation shall not be obligated to advance fees and expenses to a director, officer, employee or agent in connection with a proceeding instituted by the Corporation against such person.
     Section 5.03 Right of Indemnitee to Bring Suit. If a claim under Section 5.01 or 5.02 is not paid in full by the Corporation within sixty (60) calendar days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses under Section 5.02, in which case the applicable period shall be thirty (30) calendar days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.
     Section 5.04 Nonexclusivity of Rights. (a) The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provisions of the Certificate, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
     (b) The Corporation may maintain insurance, at its expense, to protect itself and any past or present director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Corporation may enter into contracts with any indemnitee in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.
     (c) The Corporation may without reference to Sections 5.01 through 5.04 (a) and (b) hereof, pay the expenses, including attorneys fees, incurred by any director, officer, employee or agent of the Corporation who is subpoenaed, interviewed or deposed as a witness or otherwise incurs expenses in connection with any civil, arbitration, criminal or administrative proceeding or governmental or internal investigation to which the Corporation is a party, target, or potentially a party or target, or of any such individual who appears as a witness at any trial, proceeding or hearing to which the Corporation is a party, if the Corporation determines that such payments will benefit the Corporation and if, at the time such expenses are incurred by such individual and paid by the Corporation, such individual is not a party, and is not threatened to be made a party, to such proceeding or investigation.
     Section 5.05 Indemnification of Employees and Agents of the Corporation. The Corporation may grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent permitted by law. The Corporation may, by action of its Board of Directors, authorize one or more officers to grant rights for indemnification or the advancement of expenses to employees and agents of the Corporation on such terms and conditions as such officers deem appropriate.

     Section 5.06 Nature of Rights. The rights conferred upon indemnitees in this Article V shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article V that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
ARTICLE VI
STOCK
     Section 6.01 Certificates. Each certificate of stock issued by the Corporation shall be signed in the name of the Corporation by the Chairman of the Board, or the President, or a Vice President, together with the Secretary, or an Assistant Secretary, or the Treasurer or Assistant Treasurer. Any or all of the signatures on any certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.
     Section 6.02 Transfer of Shares. Shares of stock shall be transferable on the books of the Corporation only by the holder thereof, in person or by his duly authorized attorney. If shares to be transferred are represented by a stock certificate, such certificate shall be surrendered for cancellation prior to the registration of such transfer on the books of the Corporation. The Board of Directors shall have power and authority to make such other rules and regulations concerning the issue, transfer and registration of certificates of the Corporation’s stock as it may deem expedient.
     Section 6.03 Transfer Agents and Registrars. The Corporation may have one or more transfer agents and one or more registrars of its stock whose respective duties the Board of Directors or the Secretary may, from time to time, define. No certificate of stock shall be valid until countersigned by a transfer agent, if the Corporation has a transfer agent, or until registered by a registrar, if the Corporation has a registrar. The duties of transfer agent and registrar may be combined.
     Section 6.04 Stock Ledgers. Original or duplicate stock ledgers, containing the names and addresses of the stockholders of the Corporation and the number of shares of each class of stock held by them, shall be kept at the principal executive office of the Corporation or at the office of its transfer agent or registrar.
     Section 6.05 Record Dates. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.
     A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
     Section 6.06 New Certificates. In case any certificate of stock is lost, stolen, mutilated or destroyed, the Board of Directors may authorize the issuance of a new certificate in place thereof upon such terms and conditions as it may deem advisable; or the Board of Directors may delegate such power to any officer or officers or agents of the Corporation; but the Board of Directors or such officer or officers or agents, in their discretion, may refuse to issue such a new certificate unless the Corporation is ordered to do so by a court of competent jurisdiction.
ARTICLE VII
RESTRICTIONS ON SECURITIES REPURCHASES
     Section 7.01 Restrictions on Securities Repurchases.
     1. Vote Required for Certain Acquisition of Securities. Except as set forth in Subsection 2 of this Section 7.01, in addition to any affirmative vote of stockholders required by any provision of law, the Certificate of Incorporation or Bylaws of this Corporation, or any policy adopted by the Board of Directors, neither the Corporation nor any Subsidiary shall knowingly effect any direct or indirect purchase or other acquisition of any equity security of a class of securities which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), issued by the Corporation at a price which is in excess of the highest Market Price of such equity security on the largest principal national securities exchange in the United States on which such security is listed for trading on the date that the understanding to effect such transaction is entered into by the Corporation (whether or not such transaction is concluded or a written agreement relating to such transaction is executed on such date, and such date to be conclusively established by determination of the Board of Directors), from any Interested Person, without the affirmative vote of the holders of the Voting Shares representing at least a majority of the aggregate voting power of all outstanding voting shares, excluding Voting Shares beneficially owned by such Interested Person, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or any agreement with any national securities exchange, or otherwise.
     2. When a Vote is Not Required. The provisions of Subsection 1 of this Section 7.01 shall not be applicable with respect to:

          a. any purchase, acquisition, redemption or exchange of such equity securities, the purchase, acquisition, redemption or exchange of which is provided for in the Corporation’s Certificate of Incorporation;
          b. any purchase or other acquisition of equity securities made as part of a tender or exchange offer by the Corporation to purchase securities of the same class made on the same terms to all holders of such securities and complying with the applicable requirements of the Exchange Act of 1934, as amended and the rules and regulations thereunder (or any successor provisions to such Act, rules or regulations);
          c. any purchase or acquisition of equity securities made pursuant to an open market purchase program which has been approved by the Board of Directors.
     3. Certain Definitions. For the purpose of this Section:
          a. “Affiliate” and “Associate” shall have their respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on January 1, 2001.
          b. “Beneficial Owner” and “Beneficial Ownership” shall have the meanings ascribed to such terms in Rule 13d-3 and Rule 13d-5 of the General Rules and Regulations under the Exchange Act, as in effect on January 1, 2001.
          c. “Interested person” shall mean any person (other than the Corporation or any subsidiary) that is the direct or indirect Beneficial Owner of five percent (5%) or more of the aggregate voting power of the Voting Shares, and any Affiliate or Associate of any such person. For the purpose of determining whether a person is an Interested Person, the outstanding Voting Shares include unissued shares of voting stock of the Corporation of which the Interested Person is the Beneficial Owner, but shall not include any other shares of voting stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise or conversion of rights, warrants or options, or otherwise to any person who is not the Interested Person.
          d. “Market Price” of shares of the class of equity security of the Corporation on any day shall mean the highest sale price (regular way) of shares of such class of such equity security on such day, or, if that day is not a trading day, on the trading day immediately preceding such day, on the largest principal national securities exchange on which such class of stock is then listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, then the highest reported sale price for such shares in the over-the-counter market as reported on the NASDAQ National Market System, or if such sale price shall not be reported thereon, the highest bid price so reported, or, of such price shall not be reported thereon, as the same shall be reported by the National Quotation Bureau, Incorporated, or if the price is not determinable as set forth above, as determined in good faith by the Board of Directors.
          e. “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 13(d)(3) of the Exchange Act, as in effect on January 1, 2001.

          f. “Subsidiary” shall mean any company or entity of which the Corporation owns, directly or indirectly, (i) a majority of the outstanding shares of equity securities, or (ii) shares having a majority of the voting power represented by all of the outstanding Voting Stock of such company entitled to vote generally in the election of directors. For the purpose of determining whether a company is a Subsidiary, the outstanding voting stock and shares of equity securities thereof shall include unissued shares of which The Corporation is the beneficial owner but, except for the purpose of determining whether a company is a Subsidiary for the purpose of Subsection 3(c) hereof shall not include any shares which may be issuable pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise to any Person who is not the Corporation.
          g. “Voting shares” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.
ARTICLE VIII
SUNDRY PROVISIONS
     Section 8.01 Fiscal Year. The fiscal year of the Corporation shall end on the 31st day of December of each year.
     Section 8.02 Seal. The seal of the Corporation shall bear the name of the Corporation and the words “Delaware” and “Incorporated January 16, 2001.”
     Section 8.03 Voting of Stock in Other Corporations. Any shares of stock in other corporations or associations, which may from time to time be held by the Corporation, may be represented and voted in person or by proxy at any of the stockholders’ meetings thereof by the Chief Executive Officer or his designee. The Board of Directors, however, may by resolution appoint some other person or persons to vote such shares, in which case such person or persons shall be entitled to vote such shares upon the production of a certified copy of such resolution.
     Section 8.04 Amendments. These Bylaws may be adopted, repealed, rescinded, altered or amended only as provided in Articles Fifth and Sixth of the Certificate.
As amended, September 17, 2008.